Exhibit 10.12

[***] Certain information in this document has been omitted from this exhibit pursuant to Item 601(b) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential.

EXCLUSIVE LICENSE AGREEMENT

This Agreement (“Agreement”) between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Graphite Bio, Inc. (“Graphite”), a Delaware corporation having a principal place of business at 279 East Grand Ave., South San Francisco, CA 94080, is effective on the 7th day of December, 2020 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of an invention entitled “[***],” which was invented in the laboratory of Professor Matthew Porteus (Principal Investigator) (“Porteus Lab”) and is described in Stanford Docket [***].

The invention described in Stanford Docket [***] is co-owned by Stanford [***] and was made in the course of research supported by the National Institute of Health, Amon G. Carter Foundation, Danish Council for Independent Research, and Myotonic Dystrophy Foundation.

The development of know-how and data associated with Technology (as defined below) associated with Sickle cell and SCID-X indications was supported by the California Institute for Regenerative Medicine (CIRM).

Stanford wants to have the aforementioned invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

Concurrently with the execution of this Agreement, Graphite is obtaining an exclusive option to license certain additional inventions developed in the Porteus Lab (the “Graphite Option”) and, upon the exercise of such Graphite Option, such inventions would be included in the Licensed Patents and Technology licensed to Graphite under this Agreement and the Parties would memorialize such inclusion via an amendment to this Agreement.

The aforementioned inventions are covered by the Licensed Patents and Technology and Graphite desires to obtain a commercial license to Stanford’s rights in such Licensed Patents and Technology, and Stanford is willing to grant Graphite such a license in accordance with the terms and conditions of this Agreement.

2.	DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the following terms, whether used in the singular or the plural, shall have the meanings specified below.

2.1

“Affiliate” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Graphite; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) of the equity interests in such entity with the power to direct the management and policies of such entity. A person or entity shall be deemed an Affiliate only for so long as such control exists.

2.2	“Change of Control” means the first to occur of the following, as applied only to the entirety of that part of Graphite’s business that exercises all of the rights granted under this Agreement:

(A)

acquisition of ownership—directly or indirectly, beneficially or of record—by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Graphite representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Graphite; and/or

(B)

the sale conveyance or other disposition of all or substantially all Graphite’s assets and/or business in one transaction or in a series of related transactions, in each case that triggers the liquidation preference of the preferred stock.

Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing Graphite’s operations, changing the form or jurisdiction of organization of Graphite, or offering shares of the Graphite’s stock for public trading on a securities exchange will not be treated as a “Change of Control” for purposes of this Agreement.

2.3

“Exclusive” means that, subject to Sections 3 and 5, Stanford will not grant further licenses to a commercial entity under the Licensed Patents and Technology in the Initial Field of Use in the Licensed Territory.

2.4

“First Commercial Sale” means, with respect to a Licensed Product, the first transfer or sale of such Licensed Product, for value, by Graphite, its Affiliates or a Sublicensee, to a Third Party for distribution to or use by an end user customer, after receipt of regulatory approval for such Licensed Product. Sales or transfers between and among Graphite and its Affiliates or Sublicensees unless the Affiliate or Sublicensee is the last entity in the distribution chain or end user of the Licensed Product and such sale or transfer is above cost, and sales or transfers at or below cost for bona fide (a) clinical studies, (b) experimental use, and (c) compassionate use exemptions or similar charitable purposes shall not be deemed a First Commercial Sale.

2.5	“Fully-Diluted Basis” means the total number of shares of Graphite’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any Graphite stock or stock option plan then in effect.

2.6	“Initial Field of Use” means human prophylactics and therapeutics, specifically excluding commercialization of research reagents and research products, solely for the following indications:

(A)	sickle cell disease (the “Sickle Cell Disease Field of Use”);

(B)	X-linked severe combined immunodeficiency (SCID-X) (the “SCID-X Field of Use”);

(C)	beta thalassemia (the “Beta Thalassemia Field of Use”); and

Stanford and Graphite acknowledge that the list of indications included in the Initial Field of Use may be expanded upon Graphite’s exercise of the Graphite Option and a resulting amendment to this Agreement.

2.7

“Licensed Patents” means Stanford’s rights in (a) the patent applications and patents set forth in Exhibit A, (b) any U.S. or foreign patent application corresponding to the applications listed in the preceding clause (a), and (c) any conversion, substitution, divisional, continuation, continuation-in-part, provisional, converted provisional, continued prosecution, reexamination or extension application of any of the applications listed in the preceding clauses (a) or (b), and (d) each patent that claims priority to or issues or reissues from any of the patent applications listed in the preceding clauses (a), (b) or (c), including utility models, petty patents, design patents and certificates of invention, and any reissue, renewal, restoration, reexamination, substitution, supplementary protection certificate or extension of such patent. For the purposes of this Section 2.7, “continuation-in-part” means those claims of a continuation-in-part patent application that are directed to subject matter specifically described in and supported by the parent application’s original specification and entitled to the parent applications’ priority date.

2.8	“Licensed Product” means a product, method or service in the Initial Field of Use:

(A)	the making, having made, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent; or

(B)	which is made with, uses or incorporates any Technology.

2.9	“Licensed Territory” means worldwide.

2.10

“Net Sales” means, with respect to a Licensed Product, the gross revenue derived by Graphite or its Affiliates or Sublicensees (each, a “Selling Party”) on the sale, transfer or other disposition of such Licensed Product to Third Parties (including but not limited to any distributors), less the following items to the extent included in gross revenue and specifically allocated to such sale, transfer or other disposition of such Licensed Product and actually taken, paid, accrued, allowed, included or allocated consistent with such Selling Party’s practice and applicable accounting standards, consistently applied:

(A)

non-recoverable sales taxes, excise taxes, use taxes, VAT and duties and any other equivalent governmental charges imposed upon the importation, use or sale of Licensed Product(s), but expressly excluding taxes when assessed on income derived from sales;

(B)	credits or allowances on account of retroactive price reductions, price adjustments, recalls, claims, damaged goods, rejections or returns (including in connection with recalls or withdrawals);

(C)

amounts written off by reason of uncollectible debt, provided that reasonable and customary efforts were used to collect such debts and if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales for the period during which it is collected;

(D)

governmental and other rebates, refunds, and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(E)	freight or other transportation charges, insurance charges, inventory management fees, and additional special packaging charges;

(F)	other governmental charges actually paid; and

(G)	customary trade, cash, prompt payment or quantity discounts, and mandated discounts.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (A)—(G) above, such item may not be deducted more than once.

Net Sales will be determined from books and records maintained in accordance with applicable accounting standards (e.g., GAAP), consistently applied throughout the organization and across all products of the applicable Selling Party.

If a sale, transfer or other disposition with respect to a Licensed Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition will be calculated based on the average Net Sales price of the Licensed Product in arm’s length sales for cash in the relevant country during the same calendar quarter as such sale, transfer or other disposition.

Solely for purposes of calculating Net Sales, if the Selling Party sells a Licensed Product in the form of a combination product containing both the Licensed Product and one or more other active ingredients (whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label and sold together for a single price) (a “Combination Product”) (but not a excipient, coating, capsule or other non-proprietary formulation or off-the shelf delivery system), Net Sales of such Combination Product for the purpose of determining the payments due to Stanford pursuant to this Agreement will be calculated by multiplying actual Net Sales of such Combination Product as determined above by the fraction A/(A+B) where A is the invoice price of such Licensed Product in a country, if sold separately, and B is the total of the invoice price(s) of the other active ingredient(s) in the Combination Product in such country, if sold separately.

In the event that the Selling Party sells the Licensed Product included in a Combination Product as a separate product in a country, but does not separately sell all of the other active ingredient(s), as the case may be, included in such Combination Product in such country, the calculation of Net Sales resulting from such sale shall be determined by multiplying the actual Net Sales of such Combination Product as determined above by the fraction A/C where A is the invoice price of such Licensed Product, if sold separately, and C is the invoice price charged by the Selling Party, in such country for the entire Combination Product.

In the event that a Selling Party does not sell the Licensed Product included in a Combination Product as a separate product in the country where such sale of Combination Product occurs, but does separately sell all of the other active ingredient(s), as the case may be, included in the sale of such Combination Product in such country, the calculation of Net Sales resulting from such sale shall be determined by multiplying the actual Net Sales of such Combination Product as determined above by the fraction (C-D)/C, where C is the invoice price of the entire Combination Product in such country, and D is the aggregate of the invoice price of such other active ingredient(s), as the case may be, included in the Combination Product if sold separately in such country by the Selling Party.

[***].

Notwithstanding any of the above, to be a Combination Product, the Combination Product and all its active ingredient(s) must be sold together as a single product and invoiced as one product and Graphite shall in all cases provide detailed information to Stanford to fully support the Net Sales calculations of Combination Products.

Sales of Licensed Product(s) between or among a Selling Party and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users. A Licensed Product will not be deemed to be sold if the Licensed Product is provided free of charge to a Third Party in reasonable and customary quantities as a sample consistent with industry standard promotional and sample practices. For the avoidance of doubt, sales of a Licensed Product at or below cost for use in conducting clinical trials shall be excluded from Net Sales calculations for all purposes. Also, notwithstanding anything to the contrary above, sales of a Licensed Product for any compassionate use, named patient sales, or treatment IND sales or pursuant to a pharmaceutical access program in non-OECD countries shall be excluded from Net Sales calculations (“Exempt Licensed Products”). Any such Exempt Licensed Products must have been provided at or below cost. In all cases, Exempt Licensed Products must be reported on the royalty report due to Stanford.

2.11

“Nonroyalty Sublicensing Consideration” means all consideration received by Graphite from any Sublicensee hereunder in consideration for a Sublicense, but excluding any consideration that is attributable to any of the following to the extent that each is bona fide:

(A)	earned royalties on Licensed Product sales;

(B)

investments in Graphite stock or other securities, other than any portion of such investments in excess of the fair market value of such securities (which portion shall be included in Nonroyalty Sublicensing Consideration);

(C)

payments for documented research, development and manufacturing expenses incurred for research, development and/or manufacturing of Licensed Product after the effective date of the Sublicense, to the extent of Graphite’s fully burdened costs;

(D)	debt financing;

(E)	reimbursement of costs and expenses incurred for the filing, prosecution, maintenance, enforcement and defense of intellectual property rights directly related to Licensed Patents;

(F)

the portion of any payment made upon achievement of milestones that are the same or substantially the same as ones for which a payment is due under this Agreement up to the milestone payment amount due under this Agreement. However, the applicable Nonroyalty Sublicensing Consideration percentage shall apply in such case to any amount received by Graphite that exceeds the amount of the milestone payment required to be made to Stanford for the equivalent milestone. For example, [***];

(G)

Profit Sharing Income received under a profit-sharing arrangement, where “Profit Sharing Income” means amounts received by Graphite under an agreement between Graphite and a Sublicensee under which Graphite or its Affiliate is funding a share of the development of the Licensed Product after a Sublicense has been granted and receives a reasonably proportionate share of net profit from such Sublicensee specifically resulting from any actual sales of Licensed Products but will include any milestone payments based on achievement of designated net sales levels; and

(H)	payments in connection with a Change of Control of Graphite provided there’s no Sublicense granted as part of the Change of Control transaction to the acquirer in such transaction or its Affiliates.

2.12	“Rx Field of Use” means human prophylactics and therapeutics outside the Initial Field of Use, excluding commercialization of research reagents and research products.

2.13

“Stanford Indemnitees” means Stanford, Stanford Health Care and Lucile Packard Children’s Hospital at Stanford and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.14

“Sublicense” means any agreement between Graphite and a Third Party or between any Sublicensee and a Third Party under which such Third Party is granted any rights to Stanford’s interest in the Licensed Patents and/or Technology under the license granted by Stanford to Graphite under Article 3, regardless of the name given to the agreement by the parties.

2.15	“Sublicensee” means any Third Party which enters into a Sublicense, for so long as such Sublicense remains in effect.

2.16

“Technology” means Stanford’s rights in the additional know-how, data and materials specifically listed in Appendix C or as appended by the mutual written agreement of the parties [***], as provided by Stanford to Graphite that: (a) was developed in the laboratory of Principal Investigator, (b) exists as of or is developed [***] and for which Stanford has received a consent in writing from Dr. Matthew Porteus and/or other lead contributors, (c) is necessary or useful for research, development or commercialization of Licensed Products, (d) is unpublished, and (e) is not covered by any Third Party rights that would prevent delivery to Graphite. Technology may or may not be confidential in nature.

2.17	“Third Party” means any person or entity other than Stanford, Graphite or Graphite’s Affiliates.

2.18

“Valid Claim” means, with respect to a particular country, any claim of any pending Licensed Patent application or an issued and unexpired Licensed Patent in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country. Notwithstanding the foregoing, on a country-by-country basis, a claim of a pending Licensed Patent application pending for more than [***] from the date of receipt of first office action will not be considered a Valid Claim for purposes of this Agreement unless and until such claim issues after which it will be considered a Valid Claim.

3.	GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Graphite (a) a license to Stanford’s rights in the Licensed Patents and Technology in the Initial Field of Use to make, have made, use, have used, sell, have sold, offer for sale, import, have imported and export Licensed Products in the Licensed Territory and (b) a license to Stanford’s rights in the Technology in the Rx Field of Use to make, have made, use, have used, sell, have sold, offer for sale, import, have imported and export Licensed Products in the Licensed Territory. The Parties acknowledge and agree that “use” includes research and development.

3.2

Exclusivity. The license to the Licensed Patents, including the right to sublicense under Section 3.6 is Exclusive in the Initial Field of Use beginning on the Effective Date and ending, on a country-by-country basis, on the expiration of the last-to-expire Valid Claim included in the Licensed Patents in such country. The license to the Technology indicated as Exclusive under the heading “Exclusivity” in Appendix C, including the right to sublicense under Section 3.6, is (a) Exclusive in the Initial Field of Use beginning on the Effective Date and ending on the expiration of the Royalty Term for all Licensed Products in all countries of the Licensed Territory and (b) non-exclusive in the Rx Field of Use. The license to the Technology indicated as Non-Exclusive under the heading “Exclusivity” in Appendix C is non-exclusive in the Initial Field of Use and Rx Field of Use. After the expiration of the Royalty Term for all Licensed Products in all countries of the Licensed Territory but not upon Termination in accordance with Sections 15.2 and 15.3, the licenses granted under Section 3.1 shall be perpetual, irrevocable, non-exclusive, and fully paid up. Except as expressly provided in Section 3.1 and this Section 3.2, Graphite understands and agrees that no other rights are being granted to Licensed Patents, or any other intellectual property owned or controlled by Stanford, either expressly or by implication, estoppel or otherwise.

3.3

Retained Rights. Stanford retains the right, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the Licensed Patents and use Technology in the Initial Field of Use for any non-profit purpose, including sponsored research and collaborations. Graphite agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents or Technology against any such institution. Stanford and any such other institution have the right to publish any information included in the Technology or a Licensed Patent or any other information that may result from further research. For the avoidance of doubt, Stanford is free to exploit Licensed Patents and Technology outside the Initial Field of Use and allow others to do so subject to Graphite’s exclusive rights under this Section 3.

3.4	Specific Exclusion. Stanford does not:

(A)

grant to Graphite any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under the Licensed Patents and the Technology, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent or Technology;

(B)	commit to Graphite to bring suit against third parties for infringement, except as described in Section 14; and

(C)	agree to furnish to Graphite any technology or technological information other than the Technology or to provide Graphite with any assistance.

3.5

Affiliates. Graphite may exercise its rights and fulfill all or any part of its obligations under this Agreement through its Affiliates, and Graphite’s Affiliates shall have the same rights under this Agreement (including the right to grant Sublicenses, as set forth in Article IV) as the rights granted to Graphite. Any such Affiliates shall exercise such rights and perform such obligations in accordance with the terms and conditions of this Agreement, to the extent applicable to such exercise or performance, and Graphite shall be responsible and liable for the performance, or failure to perform, of its Affiliates under this Agreement.

3.6

Technology Transfer. During the [***], Stanford shall update Appendix C to add any additional Technology disclosed to its Office of Technology Licensing by Dr. Matthew Porteus in the form of an amended Appendix C to be signed by both parties. Stanford shall deliver such Technology to Graphite through physical transfer, communications by Dr. Matthew Porteus or members of the Porteus Lab or other means, as may be determined necessary or appropriate. Stanford and Graphite acknowledge and agree that certain of the Technology listed in Appendix C as of the Effective Date may have been disclosed to Graphite prior to the Effective Date by Matthew Porteus or members of the Porteus Lab, including former members [***] employed by Graphite as of the Effective Date. Stanford and Graphite agree that such prior disclosure shall be deemed a disclosure hereunder and shall satisfy the obligations of Stanford hereunder with respect to such Technology.

4.	SUBLICENSING

4.1	Permitted Sublicensing.

(A)

Graphite may grant Sublicenses, including through multiple tiers, in the Initial Field of Use and Licensed Territory only during the Exclusive term and only if Stanford has not notified Graphite of a breach of its diligence obligations under Section 6.1 or such breach has been cured. Graphite will remain responsible for its obligations under this Agreement, including but not limited to the diligence requirements listed in Appendix A, to the extent such obligations are not fulfilled by Graphite’s Affiliate or a Sublicensee.

(B)

Graphite also may grant Sublicenses, including through multiple tiers, in the Rx Field of Use and Licensed Territory. Such Sublicenses may be exclusive as to Graphite but shall only sublicense such non-exclusive rights as Graphite has been granted by Stanford hereunder.

(C)

Any Sublicense must be entered into in an arms-length transaction. Graphite will be responsible for the acts or omissions of its Sublicensees in connection with their performance under any Sublicense as though such acts or omissions were those of Graphite under this Agreement. A grant of rights to a Third Party solely to enable such Third Party to perform services on behalf of Graphite or its Affiliate shall not be considered a Sublicense, and such Third Party shall not be considered a Sublicensee solely on account of receiving such grant of rights.

4.2

Terms of Nonroyalty Sublicensing Consideration: Nonroyalty Sublicensing Consideration shall be subject to apportionment in the event that the Licensed Patents and Technology are sublicensed along with patents, or other proprietary technology or intellectual property rights owned or controlled by Graphite. In the event that the geographic scope of a Sublicense includes both (a) countries in which there is a Valid Claim that covers a Licensed Product in such countries and (b) countries in which there is no Valid Claim that covers a Licensed Product, then in addition to the foregoing apportionment provision, Nonroyalty Sublicensing Consideration shall be subject to further apportionment to account for the fact that a Valid Claim exists only in certain countries within the geographic scope of such Sublicense taking into account the market size and importance of geographic scope both in terms of (a) where the Licensed Product is being manufactured and (b) where the Licensed Product is being sold. In order to exercise this apportionment, Graphite shall provide Stanford with the total amount of Nonroyalty Sublicensing Consideration received, the proposed apportionment of such amount, and a reasonably detailed written justification for such proposal within forty-five (45) days of execution of such Sublicense. If the parties are unable to come to an agreement on such apportionment to determine the amount used for the basis of calculating Nonroyalty Sublicensing Consideration sharing hereunder, then the determination of such apportionment shall be subject to the Dispute Resolution process as described in Section 17.

4.3

Required Sublicensing. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

If a third party notifies Stanford that it wishes to license any of the exclusively Licensed Patents and Technology to meet unmet patient needs in the Initial Field in a country in the developing world, in which country Graphite is unable or unwilling to develop and market a Licensed Product, Stanford will notify Graphite of such third party’s wish to obtain such license, and Graphite will have initial, good faith discussions with such third party regarding the terms and conditions under which such Sublicense could be obtained. Graphite will not be obligated to continue such discussions nor to provide such sublicense.

4.4	Sublicense Requirements. Any Sublicense:

(A)	shall be consistent with the terms of this Agreement;

(B)

will require first-tier Sublicensees to provide Graphite with, and require subsequent-tier Sublicensees to provide to the prior-tier Sublicensee, royalty reports containing information sufficient to enable Graphite to fulfill its reporting obligations under Section 8;

(C)	will contain disclaimers of representations and warranties on behalf of Stanford, consistent with those set forth in Section 9; and

(D)	will contain obligations at least as protective of Stanford as those set forth in Section 10;

(E)	will include provisions consistent with the provisions of Section 4.5; and

(F)	shall terminate in the event this Agreement terminates in its entirety for any reason; subject to Section 15.5 (Effect of Termination on Sublicenses).

4.5	[***] by Sublicensee. Any Sublicense must include provisions that give effect to and are consistent with the following clauses:

(A)	In the event Sublicensee [***]:

(1)	Sublicensee will [***]; and

(2)	Sublicensee will have [***].

(3)	Sublicensee shall not have [***].

(B)	Sublicensee will provide written notice to Stanford at least [***] prior to [***].

4.6

Copy of Sublicenses and Sublicensee Royalty Reports. Graphite will submit to Stanford copies of each Sublicense within 30 days of signing and within thirty 30 days after entering into any subsequent material amendments to any Sublicense, and all copies of Sublicensees’ royalty reports, subject in each case to appropriate redactions of information not necessary to determine compliance with this Agreement.. Beginning with the first Sublicense, Graphite’s Chief Financial Officer or equivalent will certify annually regarding the name and number of then-current Sublicensees.

4.7	Sharing of Nonroyalty Sublicensing Consideration. Graphite will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration, as provided below:

(A)	For Sublicenses granting rights under the Licensed Patents and Technology in the Sickle Cell Disease Field of Use:

(1)	Prior to [***] – [***]%

(2)	After [***], but prior to [***] – [***]%

(3)	After [***] but prior to [***] – [***]%

(4)	After [***] – [***]%

(B)	For Sublicenses granting rights under the Licensed Patents and Technology in the SCID-X Field of Use:

(1)	Prior to [***]– [***]%

(2)	After [***], but prior to [***] – [***]%

(3)	After [***] – [***]%

(C)	For Sublicenses granting rights under the Licensed Patents and Technology in the Beta-Thalassemia Field of Use:

(1)	Prior to [***] – [***]%

(2)	After [***], but prior to [***] – [***]%

(3)	After [***] but prior to [***] – [***]%

(4)	After [***] – [***]%

(D)

For Sublicenses granting rights under the Licensed Patents in more than one field of use within the Initial Field of Use, the applicable percentage of Nonroyalty Sublicense Income that is not explicitly related to a particular field of use shall be the greater of (A), (B), or (C), as applicable to the Sublicense granted.

(E)	For Sublicenses granting rights under the Technology in the Rx Field of Use:

(1)	Prior to [***] – [***]%

(2)	After [***], but prior to [***] – [***]%

(3)	After [***] – [***]%

5.	GOVERNMENT RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” Graphite will ensure all obligations of these provisions are met. In addition, due to CIRM funding, this Agreement is subject to Title 17, California Code of Regulations and the provisions of section 100607 under Title 17 place requirements on Graphite for access to Licensed Product in California. Graphite will ensure all obligations of these provisions are met.

6.	DILIGENCE

6.1

Milestones. Because the invention is not yet commercially viable as of the Effective Date, Graphite, directly or through its Affiliates or Sublicensees, will diligently develop, manufacture, market and sell Licensed Products in each Initial Field of Use. In addition, Graphite will meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met.

6.2

Progress Report. By March 1 of each year until the First Commercial Sale, Graphite will submit a written annual report to Stanford covering the preceding calendar year. The report will use the template of Appendix D and will include information sufficient to enable Stanford to satisfy applicable reporting requirements of the U.S. Government and CIRM and for Stanford to ascertain progress by Graphite or its Sublicensee toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Graphite’s or its Affiliates or Sublicensee’s progress toward commercialization of Licensed Product, including work completed, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Products.

6.3

Information Rights. Graphite will deliver to Stanford such financial and other information that Graphite makes available to its other investors, provided that such information shall include, at a minimum:

(A)	copies of annual financial statements for Graphite;

(B)	any business plans or periodic internal reports of the financial condition of Graphite; and

(C)	an annual capitalization table showing each stockholder’s equity holdings in Graphite.

6.4

Clinical Trial Notice. Graphite will notify the Stanford University Office of Technology Licensing prior to commencing any clinical trials at Stanford. If Graphite does not notify Stanford University Office of Technology Licensing at least [***] prior to enrolling the first patient in a clinical trial at Stanford, Graphite agrees that it will pay $[***] to Stanford within 30 days of being invoiced.

6.5

Failure to Meet Development Milestones. If Graphite believes that, despite using commercially reasonable efforts, it will not achieve a milestone specified in Appendix A within the time period set forth therein, it may notify Stanford in writing in advance of the relevant deadline. Graphite shall include with such notice (a) an explanation of the reason(s) for such failure (“Milestone Explanation”) and (b) a reasonably detailed, written plan for achieving an amended milestone within a reasonable time period thereafter (“Milestone Plan”). If Graphite so notifies Stanford and provides Stanford with a Milestone Explanation and Milestone Plan, but the Milestone Plan is not reasonably acceptable to Stanford, then Stanford shall provide Graphite with a detailed, written explanation as to why the Milestone Plan is not reasonably acceptable and shall provide Graphite with suggestions for a reasonably acceptable Milestone Plan. Graphite shall have an opportunity to provide Stanford with a Milestone Plan reasonably acceptable to Stanford within [***] after receipt of the notice from Stanford described in the previous sentence, during which time Stanford agrees to exercise good faith in working with Graphite to develop a mutually agreeable revised Milestone Plan. If, within such [***] period, Graphite provides Stanford with a Milestone Plan reasonably acceptable to Stanford, then Appendix A shall be amended automatically to incorporate the amended milestone(s) set forth in the Milestone Plan. If, within such [***] period, Graphite fails to provide a Milestone Plan reasonably acceptable to Stanford, then Graphite shall have an additional opportunity to provide Stanford with a Milestone Plan reasonably acceptable to Stanford within [***] after notice of rejection from Stanford, or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Graphite’s failure to do so shall constitute a material breach of this Agreement and Stanford shall have the right to terminate this Agreement in accordance with Section 15.3. For each milestone the timeline may only be extended [***] times and by a maximum of [***] per diligence milestone event, unless otherwise agreed in writing by Stanford.

7.	FINANCIAL TERMS-

7.1

License Issue Fee. Graphite will pay to Stanford a non-creditable, non-refundable license issue fee of $50,000 within thirty (30) days after the execution and delivery of this Agreement by both parties.

7.2

Equity Interest. As further consideration, Graphite will grant to Stanford 1,080,262 shares of common stock in Graphite. When issued, those shares will represent [***]% of the common stock in Graphite on a Fully-Diluted Basis as of the closing of the first tranche of Graphite’s Series A preferred stock financing and as reflected in the pro forma capitalization table set forth in Exhibit B. Within [***] unless requested earlier in writing by Stanford, Graphite will provide Stanford with its current capitalization table and the [***]. Graphite will provide Stanford with the [***]. On the 3-month anniversary of the Effective Date, but not before, Graphite will issue [***]% of all shares granted to Stanford pursuant to this Section 7.2 and Section 7.3 directly to and in the name of the inventors or their heirs according to the inventor list that Stanford will provide prior to issuance.

7.3

Anti-Dilution Protection. Graphite will issue Stanford, without further consideration, 459,433 additional shares of common stock in Graphite at the second tranche of the Series A preferred stock financing of Graphite as of the closing of such tranche, as reflected in the pro forma capitalization table set forth in Exhibit B. In the event that Graphite closes a financing of a series of preferred stock other than Series A preferred stock prior to the closing of the second tranche of the Series A preferred stock financing, the number of shares issuable to Stanford pursuant to this Section 7.3 will be adjusted to maintain Stanford at [***]% of the common shares of Graphite issued and outstanding on a Fully-Diluted Basis as of the closing of such other preferred stock financing. The Anti-Dilution Protection under this Section 7.3 will continue until an amount of $[***], when aggregated with prior closings, has been raised by Graphite in a bona fide round of financing through the sale of securities or by conversion of instruments convertible into equity (“Dilution Trigger”). If the Dilution Trigger is reached or exceeded during a specific round of funding, Anti-Dilution Protection will extend to the total amount of funding raised through the Dilution Trigger only and shall not apply to any amounts raised by Graphite in such round of funding in excess of the Dilution Trigger.

7.4	Purchase Right.

(A)	Definitions. For purposes of this Section 7.4 and Section 7.5:

(1)	“Adjustment Event” means the first closing of the sale by Graphite of any series of preferred stock other than Series A Stock.

(2)

“Board of Directors” means (i) if Graphite is organized as a corporation, its board of directors, and (ii) if Graphite is organized as a limited liability company, the Graphite manager(s) or member(s) or both that have the power to direct the principal management and activities of Graphite, whether through ownership of voting securities, by agreement, or otherwise.

(3)

“Qualifying Offering” means a private offering of Graphite’s equity securities (or securities convertible into or exercisable for Graphite’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which is led by one or more venture capital, professional angel, or corporate or other similar institutional investors that either (i) have the industry expertise to perform appropriate due diligence on the company, its industry and technology and have performed such due diligence, or (ii) have retained an independent consultant with such expertise that has performed due diligence and reported its evaluation of Graphite to the lead investor.    Notwithstanding the foregoing, “Qualifying Offering” shall exclude the sale of Graphite’s Series A preferred stock (“Series A Stock”) pursuant to the terms of a stock purchase agreement in effect as of the Effective Date and under which an initial purchase and sale of shares purchase and sale of Series A Stock has occurred prior to the Effective Date (the “SPA”) unless such sale includes purchasers who did not purchase, and funds under common management with such purchasers did not purchase, shares of Series A Stock in the initial purchase and sale of shares of Series A Stock under the SPA. For the avoidance of doubt, if Graphite is a limited liability company, then “equity securities” means limited liability company interests in Graphite.

(4)	“Share” means:

(i)

[***]% with respect to any sale of Graphite’s Series A Stock pursuant to the terms of the SPA that includes purchasers who did not purchase, and funds under common management with such purchasers did not purchase, shares of Series A Stock in the initial purchase and sale of shares of Series A Stock under the SPA.

(ii)

[***]% with respect to any Qualifying Offering having a closing after the final closing of the sale by Graphite of Series A Stock pursuant to the SPA and on or prior to the date of an Adjustment Event; or

(ii)

with respect to any Qualifying Offering having a closing after the date of an Adjustment Event, the percentage necessary for Stanford and the Osage Parties (as defined below) to maintain their respective pro rata ownership interests in Graphite on a Fully-Diluted Basis; provided, however, that for purposes of this clause (ii), the pro rata ownership interest of the Osage Parties shall be determined taking into account solely such portion of such ownership interest that derives from the exercise by the Osage Parties of the Purchase Right assigned by Stanford to the Osage Parties as provided in Section 7.4(B).

Notwithstanding the foregoing, Share will mean 0% following the occurrence of any Termination Event (as defined below).

(5)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where Graphite is organized as a limited liability company.

(B)

Grant of Right; Assignment. Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 and Section 7.5 (the “Purchase Right”). Such right is assignable by Stanford to Osage University Partners or any of its affiliated investment funds (each, an “Osage Party” and collectively, the “Osage Parties”). Except to the extent that Stanford assigns its Purchase Right to one or more Osage Parties, no investment by an Osage Party in Graphite shall reduce or otherwise affect Stanford’s right to participate in any Qualifying Offering under this Agreement. For the avoidance of doubt, if Graphite has entered into another Exclusive (Equity) Agreement or other agreement to license intellectual property from Stanford that includes a right equivalent to the Purchase Right, Stanford and the Osage Parties may only exercise their right(s) to purchase all or part of a Share under one agreement.

(C)	Termination of Right. The Purchase Right shall terminate as to Stanford and the Osage Parties upon the earliest to occur of the following (each a “Termination Event”):

(1)	Immediately prior to the closing of a firm commitment underwritten public offering of Graphite’s common stock;

(2)

Immediately prior to the closing of the sale of all or substantially all of Graphite’s assets or voting stock (regardless of the form of transaction and expressly including a merger, combination, or purchase and sale of assets or stock) to a company that has a class of securities publicly traded or covered by an effective registration statement (including a general form for registration of securities or Form 10) under the applicable securities laws of the country of its domicile (including a shell company or other business entity organized primarily for the purpose of acquiring such assets or voting stock, such as a special purpose acquisition corporation or SPAC) for cash, securities of such company, contingent value rights or payments, or any combination thereof; or

(3)

Immediately prior to the closing of an acquisition of all or substantially all of Graphite’s assets or voting stock for cash, marketable securities, contingent value rights or payments, or any combination thereof by either:

(a)	a private operating company (as opposed to a shell company or other business entity organized primarily for the purpose of acquiring such assets or voting stock); or

(b)	an investment firm or other financial buyer in furtherance of a “roll-up” or other investment strategy in Graphite’s current or prospective market(s);

provided that, in each case: (i) such acquisition is duly approved by (x) Graphite’s board of directors in accordance with applicable law of Graphite’s jurisdiction of organization and (y) Graphite’s stockholders in accordance with the law of Graphite’s jurisdiction of organization; and (ii) no person or entity that held Graphite securities as a financial investment immediately prior to the closing of such acquisition shall have any right, arrangement or understanding to purchase any direct or indirect interest in the acquiring entity unless Stanford is advised in writing of the terms thereof and is given a written offer to receive such right, arrangement or understanding and provided that a person who held Graphite securities pursuant to a compensatory or incentive equity plan, agreement or arrangement shall be deemed not to hold such securities as a “financial investment.”

(D)

Excluded Issuances. The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of Graphite’s Board of Directors as of the time of issuance, and service providers to Graphite pursuant to a plan, agreement or arrangement approved by Graphite’s Board of Directors; (ii) as additional consideration in lending or leasing transactions; (iii) to an entity pursuant to an arrangement that Graphite’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Graphite (i.e., an arrangement in which the transaction in which such entity purchases securities is not primarily for the purpose of financing Graphite); or (iv) to owners of another entity in connection with the acquisition of that entity by Graphite.

(E)

Coordination with Sections 7.2 and 7.3. For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 or 7.3 above shall not reduce the number of securities Stanford and the Osage Parties may collectively purchase under this Section 7.4 or under any rights agreement or similar agreement regarding Graphite entered into by Stanford (each, a “Rights Agreement”); and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any Graphite securities it has the right to acquire under Section 7.2 or 7.3 above.

7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)

Graphite shall ensure that each Rights Agreement to which Stanford is a party will at all times grant it the same rights as all other investors that are parties to that Rights Agreement, including, without limitation: the same right to purchase additional securities in future offerings (but only if Stanford has agreed that such rights supersede the Purchase Right set forth in Section 7.4 and this Section 7.5); the same information rights; the same registration rights as are granted to other parties thereto; and all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated. Notwithstanding the foregoing, this Section 7.5(A) shall not be construed to limit any rights to which Stanford would otherwise be entitled under this Agreement.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Neither Stanford nor the Osage Parties shall be entitled under any Rights Agreement to representation on the Board of Directors or to attend meetings of the Board of Directors;

(2)

In connection with all Qualifying Offerings, Graphite shall give Stanford notice (“Notice”) of the terms of the offering, including: (i) the names of the investors, the allocation of equity and equity-linked securities among them, and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation(s) (if any) provided to other investors participating in the offering; and (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process and evaluation of the investment opportunity. During the Notice Period (as defined below), Graphite shall give Stanford such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the number of units of the equity or equity-linked security it is entitled to purchase in such offering; and

(3)

Stanford will have a period of 15 Stanford business days (i.e., days other than Saturdays, Sundays, and holidays or other days on which Stanford is officially closed) after receiving Notice of a Qualifying Offering (the “Notice Period”) to (i) elect to exercise its Purchase Right in whole or in part, (ii) decline to exercise its Purchase Right, or (iii) take no action (in which case Stanford will be deemed to have declined to exercise its Purchase Right). Graphite shall provide Stanford updated information promptly after any substantive information in the Notice becomes inaccurate, regardless of whether Stanford has previously elected or declined to exercise its Purchase Right. If the updated information constitutes a material change from the information included in the original Notice (as it may have been previously updated), a new Notice Period for the Qualifying Offering will commence and Stanford may within 15 Stanford business days from and including the date it received the updated information either (x) modify or revoke a previous election, (y) make a new election if it had previously declined to exercise its Purchase Right, or (z) take no action (in which case Stanford’s election in the immediately previous Notice Period will continue to apply). Notwithstanding the foregoing, if Stanford declines to exercise its Purchase Right within the Notice Period for a Qualifying Offering which has its final closing within 90 days after the date Graphite’s most recent Notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated such Notice, Graphite shall not have any obligation to provide Stanford a new or updated Notice, no new Notice Period shall have commenced and Stanford shall not have a new opportunity to exercise its Purchase Right with respect to such Qualifying Offering.

(C)

If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Graphite for other purposes, so long as Stanford holds Graphite securities, Graphite shall furnish to Stanford, upon request and as promptly as reasonably practicable, Graphite’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of Graphite’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in Graphite.

(D)

Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to [***]; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.6

License Maintenance Fee. Beginning one (1) year from the Effective Date and each year thereafter, Graphite will pay Stanford a license maintenance fee according to the table below. Yearly maintenance payments shall be paid within thirty (30) days after the applicable anniversary of the Effective Date and are non-refundable, but are creditable against earned royalties payable during the twelve (12) month period immediately following such anniversary date.

Anniversary of the Effective Date	Amount of Fee
First	$5,000
Second through third	$10,000
Fourth through sixth	$25,000
Each subsequent anniversary until First Commercial Sale	$50,000
Each subsequent anniversary after First Commercial Sale until there is no Valid Claim within the Licensed Patents covering any Licensed Product in any country of the Licensed Territory	$200,000

7.7

Milestone Payments. Graphite will pay Stanford the following non-refundable and non-creditable milestone payments. No milestone consideration will be payable with respect to any Licensed Product from and after expiration of the last to expire Valid Claim within the Licensed Patents covering such Licensed Product in the US, EU and Japan.

(A)

R&D Milestone Payments. Graphite will pay Stanford the following non-creditable, non-refundable milestone payments in connection with the first achievement by each Licensed Product of the respective milestones set forth below within thirty (30) days of achieving the corresponding milestone:

Milestone Event	Payment
Upon [***]	$	[***]
Upon [***]	$	[***]
Upon [***]	$	[***]
Upon [***]	$	[***]
Upon [***]	$	[***]
Upon [***]	$	[***]

*“[***]” means (a) [***] OR (b) [***].

Each milestone payment in the table above shall be payable upon the first occurrence of the corresponding milestone event for each Licensed Product to achieve such milestone event; provided, however, that the milestone payments set forth in the table above shall not be payable with respect to a subsequent achievement of the same milestone event by a Licensed Product that is a replacement or backup product for another Licensed Product the development of which has been discontinued after achievement of such milestone event and for which Stanford has already received the respective milestone payment; provided, further, however, that the milestone payments set forth in the table above shall not be payable with respect to a subsequent achievement of the same milestone event by a Licensed Product (1) for a new indication that only differs from such prior indication by mode of delivery, line of therapy, stage of disease, population description (e.g., adult or pediatric) or additional therapies or (2) for a new indication where the underlying genetic defect being targeted or corrected by such Licensed Product is the same as a prior Licensed Product with respect to which such milestone payment has been paid (e.g., if the same gene locus is targeted for the same disease but with a more efficient DNA donor template).

(B)

Sales Milestone Payments. Graphite will also pay Stanford the following milestone payments on a Licensed Product-by-Licensed Product basis in connection with the first achievement by such Licensed Product of the respective annual Net Sales milestones set forth below:

Milestone Event	Payment
Annual Net Sales of such Licensed Product first exceed $[***]	$[***]
Annual Net Sales of such Licensed Product first equal or exceed $[***]	$[***]

For clarity, the foregoing sales milestone payments are paid only once with respect to any particular Licensed Product and are not creditable against earned royalties.

7.8	Earned Royalties. In addition to the annual license maintenance fee (but subject to any credits permitted under Section 7.6), Graphite will pay Stanford earned royalties on Net Sales as follows:

(A)	Earned royalty rate:

Category	Royalty
Licensed Products covered by a Valid Claim of Licensed Patents (each, a “Patent Licensed Product”)	[***]%
Licensed Products covered by Technology but not covered by a Valid Claim of Licensed Patents (“Non-Patent Licensed Product”)	[***]%

(B)

Royalty Term: Graphite’s obligation to pay royalties as set forth above shall commence, on a Licensed Product-by-Licensed Product and country-by-country basis on the First Commercial Sale of such Licensed Product in such country and shall expire on the latest to occur of (i) expiration of the last Valid Claim of a Licensed Patent that covers the sale or manufacture of the applicable Licensed Product in such country, (ii) expiration of any period of regulatory exclusivity granted with respect to such Licensed Product in such country or (iii) ten (10) years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). In the event that during the Royalty Term for a Patent Licensed Product, earned royalties remain payable solely as a result of the application of clause (iii) of the immediately preceding paragraph, then royalties shall be subject to a [***]% reduction.

(C)

Royalty Stacking: In the event Graphite determines it is reasonably necessary for Graphite or its Affiliate or a Sublicensee to obtain a license to patent rights of one or more unaffiliated Third Parties in order to practice for commercial purposes any Licensed Patents or Technology and/or make, have made, use, sell, offer to sell or import Licensed Products, and royalties on Net Sales of a Licensed Product are payable both to Stanford under this Agreement and to the unaffiliated Third Parties under such separate license agreement in order to practice any Licensed Patents or Technology and/or to make, have made, use, sell, offer to sell or import any Licensed Products, then the earned royalty percentage due to Stanford hereunder will be reduced as follows:

If the combined royalty due to Stanford and such third-party licensor(s) exceeds [***] percent ([***]%), then the royalty percentage due to Stanford (prior to the application of this reduction) will be reduced on a going forward basis by the amount determined by the following formula: [***]%)/[***]], where “A” equals the total royalty burden percentage due for the Licensed Product (including the royalty due to Stanford and any royalty due to a Third Party).

(D)

Earned Royalty Rate Floor: Notwithstanding any royalty reductions taken above, in no event will the earned royalties payable to Stanford under this Agreement be reduced by more than [***] percent ([***]%) as a result of the reduction described in paragraph (D) in any given payment period.

(E)	[***].

(F)

Obligation to Pay Earned Royalties. To the extent set forth in this Agreement, an earned royalty is due Stanford under this Agreement for any activity conducted during the Royalty Term under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates or expires, and those Licensed Products are sold after the termination or expiration date Graphite and its Sublicensees will pay Stanford an earned royalty for their exercise of rights based on the Net Sales of those Licensed Products. Upon expiration or termination of this agreement, Graphite and its Sublicensees will provide to Stanford an inventory listing of all Licensed Products on hand that were manufactured prior to the expiration or termination date. Graphite and its Sublicensees will be responsible for paying royalties on sales of such Licensed Products in accordance with this Section 7.8.

7.9

No Escrow. Graphite shall not pay royalties owed to Stanford hereunder into any escrow or other similar account. Graphite may permit Sublicensees to pay royalties owed to Graphite (which may include those amounts thereof that are then owed by Graphite to Stanford) into an escrow or other similar account.

7.10

Currency. Graphite will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Graphite will make royalty payments to Stanford in U.S. Dollars.

7.11	Non-U.S. Taxes. Graphite will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.12	Interest. Any payments not made when due will bear interest at the lower of (a) [***] or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Earned Royalty Payment and Report. Beginning with First Commercial Sale by Graphite, its Affiliate or a Sublicensee, or with the first receipt of any Nonroyalty Sublicensing Consideration by Graphite, Graphite will submit to Stanford a written report, an earned royalty payment and/or Nonroyalty Sublicensing Consideration payment due Stanford within [***] after each calendar period, where the period is initially on a per-year basis, and changes to a per-quarter basis when annual earned royalty payments to Stanford exceed $[***]. This report will use the template of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar time period and details about any Sublicenses entered into within such calendar time period. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties and Nonroyalty Sublicensing Consideration are calculated. With each report, Graphite will include any earned royalty payment and Nonroyalty Sublicensing Consideration payment due Stanford for the completed time period (as calculated under Section 7.8 and Section 4.7). Each report provided pursuant to this Section 8.1 and each milestone payment shall be accompanied by a description, made in good faith by Graphite or other Selling Party, of which Licensed Patents cover the applicable Licensed Product(s).

8.2

No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Graphite is successful, Graphite will have no right to recoup any royalties paid before or during the period challenge.

8.3

Termination Report. Graphite will pay to Stanford all applicable royalties and submit to Stanford a written report within [***] after this Agreement terminates or expires. Graphite will continue to submit earned royalty payments and reports to Stanford after this Agreement terminates or expires, until all Licensed Products made or imported under the license, and for which an earned royalty would be due under Section 7.8 have been sold.

8.4

Accounting. Graphite will and will cause any Sublicensees to maintain records showing manufacture, importation, sale, and use of a Licensed Product for [***] from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5

Audit by Stanford. Graphite will allow Stanford to cause an independent auditor reasonably acceptable to Graphite to examine Graphite’s financial records relevant to its payment obligations under this Agreement solely to verify the accuracy of payments made by Graphite under this Agreement. Any such audit shall be conducted upon at least [***] prior written notice, no more than once per calendar year during Graphite’s normal business hours. The auditor shall be subject to the confidentiality obligations of Section 19 and shall provide Graphite with a copy of the audit report at the same time such report is delivered to Stanford. The results of the audit shall be the Confidential Information of Graphite provided Stanford is allowed to use the results internally in any way it deems necessary for its audit purposes.

8.6	Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [***] for the period being audited, [***].

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1

Negation of Warranties. Stanford provides Graphite the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. Graphite also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent or Technology; or

(B)	that the exploitation of the Licensed Patents or Technology will be successful.

10.	INDEMNITY

10.1

Indemnification. Graphite will indemnify, hold harmless, and defend all Stanford Indemnitees against any Third Party claim of any kind arising out of or related to the exercise by Graphite, its Affiliates or Sublicensees of any rights granted Graphite under this Agreement or the breach of this Agreement by Graphite, except to the extent such Third Party claim results from the gross negligence or willful misconduct of a Stanford Indemnitee. Stanford agrees to inform Graphite promptly in writing of any claim or threatened claim that may give rise to an obligation of indemnity under this Agreement of which Stanford becomes aware. The failure to inform Graphite as described above shall not relieve Graphite of any liability or indemnification obligations hereunder unless Graphite is prejudiced as a result of such failure. Stanford will provide Graphite with the first right to defend and settle and exclusive control of the defense or settlement of each such claim, provided that (a) Graphite must do so in a manner that does not adversely affect Stanford’s interests. (b) it must obtain Stanford’s prior consent to any settlement (such consent not to be unreasonably withheld or delayed), (c) it must select legal counsel reasonably acceptable to Stanford, and (4) the defense activities to be taken by Graphite shall not materially impair the Stanford Indemnitee’s reputation or admit or increase any criminal liability of the Stanford Indemnitees without consent from the affected Stanford Indemnitees.

10.2

No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise, and regardless of any notice of the possibility of such damages. Except for liability arising under its indemnification obligations under Section 10.1 or for any use by Graphite of the Licensed Patents and Technology that is outside the scope of the rights to such intellectual property granted to Graphite under this Agreement, Graphite is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise, and regardless of any notice of the possibility of such damages.

10.3	Workers’ Compensation. Graphite will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4

Insurance. During the term of this Agreement, Graphite will maintain Commercial General Liability Insurance with a reputable and financially secure insurance carrier to cover the activities of Graphite and its Affiliates and Sublicensees. The insurance will provide minimum limits of liability of $[***] per occurrence and will include all Stanford Indemnitees as additional insureds. No later than the first testing of a Licensed Product by Graphite in a human, and thereafter during the term of this Agreement, Graphite will maintain Commercial General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Graphite and its Sublicensees. The insurance will provide minimum limits of liability of $[***] per occurrence and will include all Stanford Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [***], Graphite will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Graphite will provide to Stanford [***] prior written notice of cancellation or material change to this insurance coverage.

Graphite will advise Stanford in writing that it maintains a combination of excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Graphite will be primary coverage; insurance of Stanford Indemnitees will be excess and noncontributory.

11.	EXPORT

Graphite and its Sublicensees will comply with all applicable United States laws and regulations controlling the export of licensed commodities and technical data relating to this Agreement. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations may prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Graphite hereby gives written assurance that it will comply with, and will cause its Sublicensees to comply with all applicable United States export control laws and regulations, that it understands it may be held responsible for any violation of such laws and regulations by itself or its Sublicensees, and that it will indemnify, defend and hold Stanford harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues, Graphite will mark the packaging of Licensed Products covered by a Valid Claim of Licensed Patents with the words “Patent Pending.” Thereafter, for so long as a Licensed Product is covered by a Valid Claim of Licensed Patents, Graphite will mark the packaging of Licensed Products with the number of any issued Licensed Patent.

13.	STANFORD NAMES AND MARKS

Graphite will not use (i) Stanford’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford, or (iii) the name of any Stanford faculty member, employee, student or volunteer. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, Graphite may include Stanford’s name in factual statements in legal proceedings, patent applications, regulatory filings and, as applicable, in biographies of its officers, directors, employees and advisors. In addition, Graphite may make a short factual statement that identifies Stanford as the licensor of the rights granted under this Agreement to actual or potential investors or acquirers, as well as in the “About Graphite” or other similar section of the Graphite website.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1

Patent Prosecution. Graphite acknowledges that, as of the Effective Date, [***] U.S. patent application serial number [***] claiming the invention disclosed in Stanford Case No. [***], which is included in the Licensed Patents, and [***].

(A)

Stanford will be responsible for preparing, filing, prosecuting and maintaining the Licensed Patents in the United States. As long as Graphite is not delinquent on any undisputed, material reimbursement obligation under Section 14.2, Stanford agrees to (i) instruct Stanford’s patent counsel to furnish to Graphite or its designee copies of all documents relevant to such filing, prosecution and maintenance prior to any deadlines and in sufficient time for Graphite to review and comment on such documents, and (ii) allow Graphite a reasonable opportunity to comment on documents to be filed with the United States patent office with respect to the Licensed Patents. Stanford shall reasonably consider any such comments.

(B)	As of the Effective Date, [***]. Stanford agrees to (i) furnish to Graphite copies of documents that are relevant to [***], and (ii) will promptly convey to [***].

(C)

In the event Graphite decides that it no longer desires to pay for Stanford’s actual costs incurred in the filing, prosecution, or maintenance of one or more Licensed Patents, Graphite shall give Stanford written notice at least [***] in advance of any applicable deadline for that Licensed Patent. Stanford may in its discretion continue to prosecute and maintain such Licensed Patent(s) at its expense, in which case such Licensed Patent(s) will no longer be covered by the license granted under this Agreement. Graphite’s obligation to pay patent expenses for such Licensed Patent(s) will terminate [***] after the date of such notice.

14.2

Patent Costs. Within 30 days after receiving a reasonably detailed statement of Stanford’s actual costs incurred in the filing, prosecution or maintenance of the Licensed Patents in accordance with Stanford usual practice from Stanford provided Stanford will provide further details if Graphite requests such for a specific invoice, Graphite will reimburse Stanford:

(A)

$[***] to offset Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship or ownership disputes and opposition proceedings incurred by Stanford before [***]; and

(B)

for all Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings, in each case, reasonably incurred by Stanford after [***], Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office. If Graphite requests that Stanford pay fees prescribed for a small entity, then Graphite will bear all responsibility for notifying Stanford if its status changes to large entity. Graphite is herein notified that the determination of entity size for the United States Patent and Trademark Office depends not only on the size of Graphite, but also may depend on the size of any companies to which Graphite has granted licenses.

14.3

Infringement Procedure. Each party will promptly notify the other if it believes a Third Party infringes a Licensed Patent or if a Third Party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive Term, Graphite shall have the right to institute a claim or suit against or defend any declaratory judgment action initiated by this Third Party, but only within the Initial Field of Use, as provided in Section 14.4 through and including Section 14.8. Stanford and Graphite agree to consider the rights and interests of any Third party who may have additional license rights or ownership rights to any of the Licensed Patents with regards to the following Sections 14.4 through 14.7.

14.4

Graphite Suit. Graphite, itself or through a designee, has the first right to institute and prosecute a suit, or defend any declaratory judgment action relating to the Licensed Patents, but only within the Initial Field of Use

Graphite agrees to use reasonable efforts to settle with the third party without litigation. If reasonable efforts are unsuccessful and Graphite (A) provides claim chart evidence of the infringement to Stanford, and (B) is diligently developing, offering for sale, or selling Licensed Product, then Graphite may institute and prosecute a suit or defend any declaratory judgement action and so long as it conforms with the requirements of this Section.

If Graphite decides to institute suit, it will notify Stanford in writing and give Stanford the opportunity to institute suit jointly. If Stanford does not notify Graphite in writing that it desires to jointly prosecute the suit within [***] after the date of the notice, Graphite will diligently pursue the suit consistent with its business judgment and Graphite will bear the entire cost of the litigation, including expenses and counsel fees including those incurred by Stanford in good faith. Graphite will keep Stanford reasonably apprised of all developments in the suit and will make a good faith effort to incorporate Stanford’s input on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Graphite will not initiate, prosecute, settle or otherwise compromise any such suit in a manner that it knows will adversely affect Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party only if:

(A)

Graphite’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing or a court has required or will require such joinder to pursue the action;

(B)	Stanford is not the first named party in the action; and

(C)	the pleadings and any public statements about the action state that Graphite is pursuing the action and that Graphite has the right to join Stanford as a party.

14.5	Joint Suit. If Stanford and Graphite so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	each bear their own out-of-pocket costs and expenses;

(C)	share any recovery or settlement equally; and

(D)	agree how they will exercise control over the action.

14.6

Stanford Suit. If Graphite does not initiate an enforcement action within [***] of a request by Stanford to do so or Graphite does not elect to control a declaratory judgment action within [***] of receiving notice that such action has been filed, Stanford has the right to institute and prosecute a suit or defend any declaratory judgment action, and may name Graphite as a party if required for standing purposes. If Stanford decides to institute suit, it will notify Graphite in writing Prior to deciding whether to institute suit, Stanford shall meet with Graphite and consider in good faith Graphite’s comments regarding whether or not to institute a suit. If Graphite does not notify Stanford in writing that it desires to jointly prosecute the suit within [***] after the date of the notice, Graphite will assign and hereby does assign to Stanford all rights, causes of action, and damages resulting from the alleged infringement. Stanford will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

14.7

Recovery. Any recovery or settlement received in connection with any suit will first be allocated between the parties to cover the litigation costs each incurred. If such recovery or settlement amount is less than total litigation costs incurred by the parties, in the aggregate, then the amount will be distributed to the parties in proportion to the share of such total litigation costs that was borne by each party. In any suit initiated by Graphite, any recovery in excess of litigation costs will be shared between Graphite and Stanford as follows: i) for any recovery other than amounts paid for willful infringement: (A) Stanford will receive [***] percent ([***]%) of the recovery if Stanford was not a party in the litigation; (B) Stanford will receive [***] percent ([***]%) of the recovery if Stanford was a party in the litigation, or (C) Stanford will receive [***] percent ([***]%) of the recovery if Stanford incurred any litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, Stanford will receive [***] percent ([***]%) of the recovery; and all other amounts shall be retained by Graphite. In any suit initiated by Stanford, any recovery in excess of litigation costs will belong to Stanford. Stanford and Graphite agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 14.

Stanford and Graphite agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 14.]

14.8

Abandonment of Suit. If either Stanford or Graphite commences a suit and then wants to abandon the suit, it will give timely notice to the other party prior to abandoning it. The other party may continue prosecution of the suit after the parties agree on the sharing of expenses and any recovery in the suit.

15.	TERM AND TERMINATION

15.1

Term. This Agreement shall be effective as of the Effective Date and will continue, unless earlier terminated in accordance with this Agreement, until the expiration, revocation or invalidation of the last to expire patent or the abandonment of the last patent application within the Licensed Patents, or Royalty Term whichever comes later.

15.2

Termination by Graphite. Graphite may terminate this Agreement, in its entirety or as to any particular patent application or patent with the Licensed Patents, on a country-by-country basis, by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Graphite.

15.3	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Graphite:

(1)	is delinquent on any report or payment;

(2)	is in breach of its diligence obligations under Section 6.1, including its obligation to meet the milestones shown in Appendix A (as such Appendix A may be amended);

(3)	is in breach of any material obligation under this Agreement; or

(4)	intentionally provides any materially false report.

(B)

Termination under this Section 15.3 will take effect [***] after written notice of termination by Stanford unless Graphite remedies the grounds for termination in that [***] period or, if such grounds for termination are not capable of remedy within such [***] period, commences substantial steps toward such remedy within such [***] period and uses best efforts to achieve such remedy until the grounds for termination are removed. In the event the grounds for termination relate solely to Graphite’s obligations with respect to a particular indication within the Initial Field of Use, termination shall be effective solely with respect to that indication. In the event Graphite disputes Stanford’s right to terminate this Agreement, this Agreement shall remain in full force and effect during the pendency of any such dispute in arbitration, before courts of law or pursuant to such other process as may be mutually agreed by both parties in writing.

15.4	Surviving Provisions. Surviving any termination or expiration are:

(A)	Graphite’s obligation to make all payments, accrued or accruable, including but not limited to fees, royalties and patent costs;

(B)	any claim of Graphite or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C)

the provisions of Sections 3.2 (solely with respect to the final sentence and any perpetual, irrevocable, non-exclusive, and fully paid up licenses granted thereby), 7.4, 7.5, 8.3, 8.4, 9, 10, 15.4, 15.5, 17, 19 and 20, and any other provision that by its nature is intended to survive.

15.5

Effect of Termination on Sublicenses. In the event of termination of this Agreement by Stanford under Section 15.3, all existing Sublicenses shall survive for a period [***] after such termination, and for each Sublicense, if the Sublicensee is not then in breach of its Sublicense agreement with Graphite such that Graphite would have the right to terminate such Sublicense, such Sublicensee shall have the right to request within such [***] period a direct license from Stanford having all the terms and conditions of this Agreement, modified, as applicable, with respect to field, geographic scope, etc., as may have been provided in such Sublicense. Promptly upon such request, Stanford shall provide such Sublicensee with such form of direct license, which shall be effective upon execution by such Sublicensee. Each such Sublicensee and Stanford agree to act in good faith with respect to this Section 15.5.

16.	CHANGE OF CONTROL, ASSIGNMENT AND NON-ASSIGNABILITY

16.1

Assignment Fee. If this Agreement is assigned to a Third Party other than pursuant to a Change of Control, Graphite will pay Stanford a one-time assignment fee of $[***] (“Assignment Fee”). No Assignment Fee shall be payable for any subsequent assignment of this Agreement after the first assignment for which an Assignment Fee is payable. This fee is non-cancellable, non-refundable and non-creditable against any other payments due Stanford under this Agreement.

16.2	Conditions of Assignment. Graphite may assign this Agreement, subject to the following conditions:

(A)	Graphite must give Stanford written notice of the assignment within 5 business days of the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to be bound by all provisions of this Agreement; and

(C)	Stanford must receive the full Assignment Fee, if applicable, within thirty (30) days after the assignment.

16.3

After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 16, Graphite will be released of liability under this Agreement and the term “Graphite” in this Agreement refer solely to the applicable assignee.

16.4

Bankruptcy. In the event of a bankruptcy or insolvency, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Products.

16.5

Non-assignability of Agreement. Except in conformity with Section 16.2 and Section 16.4, this Agreement is not assignable by Graphite under any other circumstances and any attempt to assign this Agreement by Graphite is null and void.

17.	DISPUTE RESOLUTION

17.1

Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or required to be made under this Agreement will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures, provided that in the case of a good faith dispute as to the amount due, the cure period under Section 15.3 will be tolled until the amount due has been finally determined in such an arbitration. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

17.2

Request for Arbitration. Either party may request such arbitration. Stanford and Graphite will mutually agree in writing on a third-party arbitrator within 30 days of the arbitration request. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction.

17.3

Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5

Patent Validity. Any dispute between the parties regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES

18.1

Legal Action. Graphite will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Graphite will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Graphite are mailed or emailed to:

Graphite Medicines, Inc.

[***]

with a copy (which shall not constitute notice) to:

Goodwin Procter, LLP

Attn: Richard Hoffman

Email: rhoffman@goodwinlaw.com

100 Northern Avenue

Boston, MA 02210

All invoices to Graphite (i.e., accounting contact) are e-mailed to:

Accounts Payable

[***]

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

[***]

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

[***]

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

[***]

Any notice related to Section 7.4 or Section 7.5 (Stanford Purchase Rights) shall be copied concurrently to [***].

Either party may change its address with written notice to the other party.

19.	CONFIDENTIALITY

19.1	The following constitutes “Confidential Information” of Graphite under this Agreement:

(A)	Any information contained in records to which Graphite provides Stanford (or its designee) access under the audit or inspection provisions in this Agreement;

(B)

Any information contained in reports (whether technical, business, competitive or otherwise), copies of Sublicenses and royalty reports received from Sublicensees and provided by Graphite to Stanford under this Agreement; and

(C)	Any information provided to Stanford under another section or paragraph of this Agreement.

19.2	“Confidential Information” does not include information that:

(A)	At the time of disclosure is in the public domain or that after disclosure becomes part of the public domain through no fault of Stanford;

(B)	Stanford can show was already in its possession at the time of disclosure;

(C)	Stanford can prove was rightfully received from a Third Party under no duty of confidentiality to Graphite; or

(D)

Stanford is legally required to disclose by applicable law, regulation, or agency or court order, provided that Stanford shall provide reasonable advance notice to Graphite to allow the Graphite to oppose such disclosure or to request confidential treatment of such information and provided further that this exception shall only apply to such portions of the Confidential Information that actually are disclosed publicly.

19.3

During and subsequent to the term of this Agreement, Stanford shall maintain in confidence and not disclose to any Third Party Graphite’s Confidential Information, and may use such Confidential Information only for the purpose it is intended, or for determining Graphite’s compliance with the terms of this Agreement or for satisfying Stanford’s reporting obligations to not-for-profit entities that provided funding for the research that generated the inventions claimed in the Licensed Patents.

19.4

During and subsequent to the term of this Agreement, Graphite shall maintain in confidence any unpublished Technology provided to it by Stanford and shall not publicly disclose such unpublished Technology without Stanford’s consent unless and until such unpublished Technology has become publicly disclosed or available other than as a result of a breach by Graphite of this Section 19.4.

20.	MISCELLANEOUS

20.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

20.2

Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

20.3

Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. In the event of conflict between the terms and conditions of this Agreement and any purchase orders, the terms and conditions of this Agreement shall prevail. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

20.4

Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Graphite submits to the jurisdiction of such courts and waives any claim that such a court lacks jurisdiction over Graphite or constitutes an inconvenient or improper forum.

20.5	Headings. No headings in this Agreement affect its interpretation.

20.6

Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

[Remainder of page intentionally left blank; signature page follows]

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Mona Wan
Name:	Mona Wan
Title:	Associate Director
Date:	December 7, 2020

GRAPHITE BIO, INC.

Signature:	/s/ Josh Lehrer
Name:	Josh Lehrer
Title:	CEO
Date:	4 December 2020

EXHIBIT A

Licensed Patents

[***]

EXHIBIT B

Pro Forma Capitalization Table

[***]

Appendix A - Milestones

1.	Sickle Cell Disease

Milestone	Milestone Achievement Date
[***]	By [***]
[***]	By [***]
[***]	By [***]

2.	SCID-X

Milestone	Milestone Achievement Date
[***]	By [***]
[***]	By [***]
[***]	By [***]

3.	Beta-thalassemia

Milestone	Milestone Achievement Date
[***]	By [***]
[***]	By [***]
[***]	By [***]

Appendix B - Earned Royalty Report

[***]

Appendix C – Technology

Protocols regarding programs focused specifically on sickle cell disease (gcHBB-SCD) and SCID-X1 (gcIL2RG-SCID) and beta thalassemia and related know-how. In vitro and in vivo data, preclinical safety, efficacy and toxicology and other data, regulatory filings and communications, process development information, clinical trial designs, batch run data, etc. for the therapeutic programs. Regulatory filings, including any INDs, will be transferred upon mutually agreed timing consistent with Graphite plan to bring these potentially powerful new treatments to patients.

[***]

Appendix D – Progress Report

[***]

Appendix E – Materials Acknowledgment

[***]